ELITE PHARMACEUTICALS ANNOUNCES FIRST SHIPMENT OF GENERIC
PHENTERMINE HCL TABLETS

NORTHVALE, N.J. – April 7, 2011 – Elite Pharmaceuticals, Inc. (“Elite”) (OTCBB: ELTP) announced today that the initial shipment of phentermine HCl 37.5 mg tablets, the generic version of Adipex-P® 37.5 mg tablets, was made, triggering a milestone payment under the License, Manufacturing and Supply Agreement with Precision Dose and its wholly owned subsidiary TAGI Pharma, Inc. TAGI Pharma will distribute the product as part of a multi-product distribution agreement.

Phentermine HCl is a member of the amphetamine and phenethylamine class. It is an appetite suppressant used to help reduce weight in obese patients when used short-term and combined with exercise, diet, and behavioral modification.

For the most recent twelve months ending December 2010, Adipex-P® and its generics had total U.S. sales of approximately $40 million according to IMS Health Data.

About TAGI Pharma, Inc.

TAGI Pharma was launched by Precision Dose in 2010 as a specialty pharmaceutical company focused on the Retail Market Segment. A key component of TAGI Pharma’s strategy is the leveraging of its sales and distribution core competencies with the formation of strategic partnerships that have product development and manufacturing capabilities such as Elite. The phentermine HCl 37.5 mg product represents the first of these initiatives, and we expect an additional six product launches in the next six months.  As the company sources products through development, acquisition and licensing opportunities, key areas of focus will be in the tablet, capsule and injectable dosage formats, with an emphasis on controlled substances, where there are additional barriers to entry. TAGI Pharma is located in South Beloit, Illinois, and additional information can be obtained from its website www.tagipharma.com.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse.  Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a pain product and has a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com